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                                                                    Exhibit 23.1






                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion of this registration statement on From S-4 (File No. 333- ) of our report dated February 20, 1998, except for information presented in Note 9 to the financial statements for which the dates are April 8, 1998 and May 4, 1998, on our audits of the consolidated financial statements of Pathnet, Inc. and its subsidiary as of December 31, 1996 and 1997, and the period August 25, 1995 (date of inception) to December 31, 1997. We also consent to the references to our firm under the captions "Independent Accountants" and "Selected Consolidated Financial Data."


/s/ Coopers & Lybrand


McLean, VA
May 22, 1998